EXHIBIT 10.25

June 11, 1999

Mr. George Kadifa
2112 Webster St.
Palo Alto, CA 94301

Dear George:

On behalf of Corio, Incorporated ("Corio" or the "Company") and its Board of Directors, I am pleased to offer you employment on the terms and conditions stated in this letter. Corio is offering you the position of President and Chief Executive Officer, working out of the Company's headquarters in Redwood City, California. Assuming that you accept the terms of employment described in this letter, and subject to appropriate shareholder and Board of Director consents, you would also become a member of the Board of Directors of Corio. Subject to fulfillment of the conditions imposed by this letter agreement, you will start in this new position on or before August 1, 1999 (the "Start Date").

You will be paid a monthly salary of $25,000.00, which is equivalent to $300,000.00 on an annualized basis. Your salary will be payable according to regular payroll policy.

During the first year following the Start Date, you will be eligible to receive a performance bonus of $100,000.00 based on mutually agreed upon objectives. After the first year, the amount of your bonus eligibility and the relevant bonus objectives will be determined by the Board of Directors.

On your Start Date, I will recommend that the Board of Directors grant you an incentive stock option to purchase the equivalent of 7% of the Company's shares (1,100,000 shares), of the Company's Common Stock at a purchase price equal to the fair market value on the date of the grant and also give you the option to purchase the equivalent of 7% of the Company's shares of any future finance rounds prior to an IPO. Your right to the shares will be subject to vesting over a four-year period, with 25% vesting on the first anniversary of your Start Date and the balance in 36 equal monthly installments following such anniversary date.

In the event that you are terminated involuntarily without cause during the first year of your employment, the Company shall be obligated to pay you salary and bonus continuance for twelve (12) months, and you will be entitled to vest 1/48th of the shares subject to your option for each month you were employed with the Company. In the event that you are terminated involuntarily without cause after the first year of your employment, the Company shall be obligated to pay your salary continuance for up to six (6) months, provided that if you start employment at another company during this six (6) month period the salary continuance will cease. The foregoing shall constitute all of the severance and other benefits to which you are entitled on any termination of employment, except as may otherwise be provided by written policies of the Company. For purposes of this offer letter, the term termination "with cause" shall mean termination of your employment by reason of: (i) your commission of any act of fraud with respects to the company or the Company's business; (ii) your conviction in connection with or being formally charged with the commission of a felony or any crime which, in the good faith judgment of the Company's Board of Directors, involved moral turpitude and has caused or will cause material harm to the standing and/or reputation of the Company; (iii) your violation of the Proprietary Information and Inventions Agreement, or any misappropriation and/or intentional or unauthorized disclosure of the Company's confidential and/or proprietary information, (iv) your use of drugs or any illegal substance, or use of alcohol in any manner that interfere with the performance of your duties; and/or (v) your chronic absence from work for reasons other than illness.

Corio will provide you with standard medical and dental benefits according to the Company's current policies.

Your employment with Corio, should you accept this offer, will not be for any specific term and may be terminated at any time, with or without cause and with or without notice, by you or by the Company for any reason. Any contrary representations or agreements which may have been made to you are superseded by this offer. The at-will nature of your employment described in this offer letter shall constitute the entire agreement between you and Corio concerning the duration of your employment and the circumstances under which either you or the Company may terminate the employment relationship. No person affiliated with Corio has the authority to enter into any oral agreement that changes the at-will status of employment with the Company. The at-will term of your employment with the Company can only be changed in a writing signed by you and the Chairperson of the Company's Board of Directors, which expressly states the intention to modify the at-will term of your employment.

By signing below and accepting this offer, you acknowledge and agree that length of employment, promotions, positive performance reviews, pay increases, bonuses, increases in job duties or responsibilities and other changes during employment will not change the at will term of your employment with Corio and will not create any implied contract requiring cause for termination of employment.

Your employment pursuant to this offer is contingent upon your executing the enclosed Proprietary Information and Inventions and upon your providing the Company with the legally-required proof of your identity and authorization to work in the United States.

As an employee of Corio, you will be required to comply with all Company policies and procedures. In particular, you will be required to familiarize yourself with and to comply with Corio's policy prohibiting unlawful harassment and discrimination and the policy concerning drugs and alcohol. Violations of these policies may lead to immediate termination of employment.

If you wish to accept this offer, please sign below and return the fully executed letter to us, along with the executed Proprietary Information and Inventions Agreement. You should keep one copy of this letter for your own records. This offer, if not accepted, will expire on June 21, 1999.

We are looking forward to having you join us at Corio. If you have any questions, please call me at 650-233-3387.

Very truly yours,

Corio, Inc.

By: _/s/ Ted Schlein_______________
Ted Schlein
For the Board of Directors

I have read and accept this employment offer.

Dated:___06/13/99___	/s/ George Kadifa_______ George Kadifa